CONTACT:
Michael Archer
Senior Vice President
Corporate Controller
Camden National Corporation
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
FOURTH QUARTER AND ANNUAL EARNINGS FOR 2019

Company Reports Record Net Income of $57.2 Million and Diluted EPS of $3.69 for 2019

CAMDEN, Maine, January 28, 2020/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $4.4 billion bank holding company headquartered in Camden, Maine, reported record net income of $57.2 million and diluted earnings per share ("EPS") of $3.69 for 2019, an increase of 8% and 9% over 2018, respectively. Strong earnings for the year resulted in a return on average assets of 1.30% and return on average equity of 12.44% for 2019, compared to a return on average assets and equity of 1.28% and 12.92%, respectively, for 2018.

"Camden National reported record earnings of $57.2 million for the year,” said Gregory A. Dufour, President and Chief Executive Officer of the Company. "Our efforts and focus on our core businesses have translated directly to our bottom line." Dufour added, "Over the year, Camden National received several accolades from various organizations recognizing our financial performance, customer experience and service to our communities. It is certainly rewarding to see our hard work recognized by those we serve in varying capacities, and it is a reminder of our impact on and responsibility to many."

Net income for the fourth quarter of 2019 of $15.2 million increased 9% over the fourth quarter of 2018, while diluted EPS increased 11% to $0.99 over the same period. On a linked-quarter basis, net income and diluted EPS for the fourth quarter of 2019 each increased 5% over last quarter.

"We continue to actively manage our capital through various strategies," said Dufour. "In 2019, we returned nearly $20.8 million of capital to shareholders through the repurchase of 488,052 shares of Camden National common stock, and in December announced an increase in our quarterly dividend rate of 10%. As we balance our capital needs and generation of shareholder value, we believed it was the right time to increase our return of capital to shareholders."

“We continue to review our organization for efficiencies, and after careful consideration we will be closing our Corinth, Hampden and Milo banking centers by the end of April,” Dufour reported. "Our decision was based on many factors, including changes in customer behavior, financial considerations, and impact to stakeholders and customers."

2019 FINANCIAL HIGHLIGHTS

•	2019 net income and diluted EPS grew 8% and 9%, respectively, over 2018; fourth quarter 2019 net income grew 9% over the fourth quarter of 2018 and 5% on a linked-quarter basis.

•	Return on average assets for 2019 was 1.30%, and return on average equity was 12.44%; fourth quarter 2019 return on average assets of 1.35%, and return on average equity of 12.77%.

•	Loans and deposits each grew 2% in 2019; loans and deposits decreased 1% and 2%, respectively, in the fourth quarter of 2019.

•
Average deposits for 2019 grew 14% over 2018, led by average checking account growth of 20% over 2018; fourth quarter 2019 average deposits grew 12% over the fourth quarter of 2018 and 2% on a linked-quarter basis.

•	Average loans for 2019 grew 8% over 2018; fourth quarter 2019 average loans grew 5% over the fourth quarter of 2018 and less than 1% on a linked-quarter basis.

FINANCIAL CONDITION

Assets. As of December 31, 2019, total assets were $4.4 billion. In 2019, total assets grew 3% driven by loan growth (including loans held for sale) of $76.3 million, or 3%. Loans and loans held for sale, at December 31, 2019, were $3.1 billion. Net loan growth in 2019 was driven by:

•
Residential mortgage growth of $78.0 million, or 8%. During 2019, the Company originated $570.3 million of residential real estate loans and sold 50%, compared to $494.3 million in originations and 44% sold in 2018. Refinancing activity was 37% of residential real estate loan originations in 2019, compared to 24% in 2018.

•
Commercial loan growth of $27.3 million, or 7%. Commercial loan originations for 2019 totaled $212.3 million, driven primarily by small business loans. Syndication loans were 10% of total commercial loan originations in 2019.

•
Commercial real estate ("CRE") loans decreased $26.1 million, or 2%, primarily due to elevated prepayments. CRE loan activity was steady but very competitive within our markets throughout 2019. The Company had record CRE loan production in 2019 of $361.0 million, of which $137.5 million were construction loans yet to fund as of December 31, 2019.

Deposits and Borrowings. As of December 31, 2019, deposits totaled $3.5 billion. In 2019, deposits grew 2% driven by checking account growth of $185.7 million, or 12%, and certificates of deposit ("CD") growth of $77.8 million, or 18%. The Company's CD growth was primarily attributable to one large depositor shifting $70.0 million of funding from interest checking to CDs earlier in the year.

At December 31, 2019, brokered deposits totaled $191.0 million, a decrease of $172.1 million, or 47%, since December 31, 2018. Brokered deposits represented 5% of total deposits at December 31, 2019, compared to 10% of total deposits at December 31, 2018. The decrease was attributable to strong checking and CD deposit growth in 2019.

The Company's total loan-to-deposit ratio at December 31, 2019 and 2018 was 87%.

Shareholders' Equity. At December 31, 2019, the Company's capital position was well in excess of regulatory requirements, including a total risk-based capital ratio of 14.44% and a Tier 1 leverage ratio of 9.55%. The Company deployed $20.8 million of capital throughout 2019 through the repurchase of 488,052 shares of its common stock.

The Company's Board of Directors has approved a new share repurchase program for up to 750,000 shares of the Company's common stock, or approximately 5% of shares outstanding at December 31, 2019, as the Company's current share repurchase program expired in January 2020. Repurchases under the new program may be made at the Company's discretion from time to time in the open market, through block trades or otherwise, and in privately negotiated transactions, subject to market conditions and other factors, and in accordance with applicable legal and regulatory requirements. If any share repurchases are made, they will be over a period of not greater than twelve months.

In December 2019, the Company announced a $0.03 per share, or 10%, increase in its quarterly cash dividend to shareholders of record as of January 15, 2020. The cash dividend is payable to shareholders of record on January 31, 2020 at a rate of $0.33 per share. As of December 31, 2019, the Company's annualized dividend yield was 2.87%, based on Camden National's closing share price of $46.06 as reported by NASDAQ.

ASSET QUALITY

As of December 31, 2019, the Company's asset quality metrics reached a new milestone with non-performing assets at a historical low of 0.25% of total assets and non-performing loans at 0.36% of total loans. In comparison, at December 31, 2018, non-performing assets to total assets were 0.34% and non-performing loans to total loans were 0.48%. As of December 31, 2019, loans 30-89 days past due were 0.17% of total loans, compared 0.29% at December 31, 2018.

At December 31, 2019, the allowance for loan losses was 0.81% of total loans and 225.77% of non-performing loans, compared to 0.82% of total loans and 171.17% of non-performing loans at December 31, 2018.

Q4 2019 FINANCIAL OPERATING RESULTS (linked quarter)

The Company reported net income of $15.2 million for the fourth quarter of 2019, an increase of $750,000, or 5%, over the third quarter of 2019. Diluted EPS for the fourth quarter of 2019 increased $0.05 over last quarter to $0.99.

Net Interest Income. Net interest income for the fourth quarter of 2019 was $32.2 million, an increase of $316,000, or 1%, over the third quarter of 2019.

Net interest margin for the fourth quarter was 3.12%, an increase of 3 basis points between quarters. The Company's cost of funds decreased 14 basis points between quarters to 0.94% for the fourth quarter, while its earning asset yield decreased 9 basis points between quarters to 4.02% for the fourth quarter.

Cost of Funds

•
Cost of deposits decreased 8 basis points between quarters to 0.77% for the fourth quarter. The decrease was driven by average checking account growth of 3% between quarters at an average cost of 0.53% for the fourth quarter, due in part to seasonal deposits within our markets and active management of deposit rates with new and existing customers.

•
Cost of borrowings decreased 20 basis points between quarters to 2.07% for the fourth quarter. The decrease was driven by lower average borrowings of $70.9 million, or 12%, due to average deposit growth and a reduction in average cash balances for the quarter, as well as a 25 basis point Fed Funds interest rate cut in September and October.

Asset Yield

•	Loan yields decreased 11 basis points between quarters to 4.49% due to repricing of existing variable rate loans combined with new loans funded at lower rates than the overall loan portfolio.

•	Our fourth quarter loan yield benefited from an increase in loan prepayment income between quarters of $289,000, which provided a 3 basis point lift in loan yield over the third quarter.

Provision for Credit Losses. The provision for credit losses for the fourth quarter of 2019 was $214,000, compared to $730,000 last quarter. The decrease in expense between quarters was due to:

•	Annualized net charge-offs for the fourth quarter of 0.09%, compared to 0.16% last quarter.

•	A decrease in loan balances in the fourth quarter of 1%, compared to an increase in loan balances in the third quarter of 3%.

Non-Interest Income. Non-interest income for the fourth quarter of 2019 was $11.9 million, an increase of $1.2 million, or 11%, over the third quarter of 2019. The increase in non-interest income was driven by:

•	A change in unrealized gain on equity securities of $866,000 in the fourth quarter.

•	An increase in debit card income of $546,000 as annual volume growth hurdles were reached, resulting in a $579,000 incentive bonus from our network provider in the fourth quarter.

•	A decrease in mortgage banking income of $494,000 as we experienced our normal decrease due to seasonality within our markets between quarters.

Non-Interest Expense. Non-interest expense for the fourth quarter of 2019 was $24.8 million, an increase of $1.1 million, or 4%, compared to the third quarter of 2019. The increase was primarily due to an increase in salaries and benefits costs of $842,000 between quarters as the Company accrued for bonus and incentives based on annual performance to budget. The Company's efficiency ratio for the fourth quarter, calculated as non-interest expense divided by total revenues1, was 56.16%, compared to 55.67% last quarter.

2019 ANNUAL FINANCIAL OPERATING RESULTS

The Company reported net income of $57.2 million for 2019, an increase of $4.1 million, or 8%, over 2018. Diluted EPS for 2019 increased $0.30 over 2018 to $3.69.

______________________________________________________________________________________________________

[1]	Revenue is the sum of net interest income and non-interest income.

Net interest income. Net interest income for 2019 was $127.6 million, an increase of $7.2 million, or 6%, over 2018. Average loans grew 8% and average deposits grew 14% in 2019. The Company's ability to fund loan growth through deposit growth allowed it to maintain a relatively stable net interest margin year over year, despite the challenging interest rate environment. Net interest margin for 2019 was 3.15%, a decrease of 1 basis point compared to 2018.

Provision for Credit Losses. The provision for credit losses for 2019 was $2.9 million, compared to $847,000 for 2018. For 2019, net charge-offs to average loans were 0.08%, compared to 0.01% for 2018. Our ratio of net charge-offs to average loans for 2018 was lower primarily due to the favorable resolution of a significant commercial credit relationship that resulted in a large recovery.

Non-Interest Income. Non-interest income for 2019 was $42.1 million, an increase of $3.9 million, or 10%, over 2018. The increase was primarily attributable to:

•	An increase in mortgage banking income of $1.9 million, or 33%, due to higher mortgage sales of 32%, in part driven by higher refinance activity.

•	A change in unrealized gain on equity securities of $928,000.

•	An increase in debit card income of 7% driven by transaction volume.

•
An increase in fiduciary service of $525,000, or 10%, as Camden National Wealth Management assets under management increased 20% to $1.0 billion as of December 31, 2019. In 2019, Camden National Wealth Management reached a new milestone with $96.1 million of new business.

Non-Interest Expense. Non-interest expense for 2019 was $95.3 million, an increase of $3.4 million, or 4%, over 2018. The increase was primarily driven by an increase in salaries and benefits costs of $3.0 million, or 6%, due to an increase in: (i) wages and related taxes of 5%; (ii) health insurance costs of 10%; and (iii) bonus and incentives based on annual performance to budget. The Company's efficiency ratio for 2019, calculated as non-interest expense divided by total revenues, was 56.15%, compared to 57.98% for 2018.

CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m. Eastern Time on January 28, 2020 to discuss fourth quarter and annual 2019 financial results. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic):         (888) 349-0139
Live dial-in (international):    (412) 542-4154
Live webcast:            https://services.choruscall.com/links/cac200128.html

A link to the live webcast will be will be available on Camden National's website under "Investor Relations" at CamdenNational.com prior to the meeting. The transcript of the conference call will also be available on Camden National's website approximately two business days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $4.4 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 61 banking centers, 24/7 live phone support, 71 ATMs, and lending offices in New Hampshire and Massachusetts. For the past two years, Camden National Bank was named "Customer Experience Leader in U.S. Retail Banking" by Greenwich Associates, and in 2019, it was the only New England based organization included in Sandler O'Neill's "Bank and Thrift Sm-All Star" list of high-performing financial institutions. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for ten years. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated by other filings with the Securities and Exchange Commission ("SEC"). Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; and core deposits. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields, and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data (unaudited)

	At or For The Three Months Ended			At or For The Year Ended
(In thousands, except number of shares and per share data)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Financial Condition Data
Investments	$933,069	$926,444	$926,678	$933,069	$926,678
Loans and loans held for sale	3,106,877	3,127,083	3,030,625	3,106,877	3,030,625
Allowance for loan losses	25,171	25,688	24,712	25,171	24,712
Total assets	4,429,521	4,520,315	4,297,435	4,429,521	4,297,435
Deposits	3,537,743	3,617,963	3,464,474	3,537,743	3,464,474
Borrowings	337,889	342,459	341,515	337,889	341,515
Shareholders' equity	473,415	471,672	435,825	473,415	435,825
Operating Data
Net interest income	$32,239	$31,923	$31,587	$127,630	$120,393
Provision for credit losses	214	730	7	2,861	847
Non-interest income	11,948	10,739	9,479	42,113	38,176
Non-interest expense	24,814	23,748	23,580	95,303	91,945
Income before income tax expense	19,159	18,184	17,479	71,579	65,777
Income tax expense	3,921	3,696	3,502	14,376	12,706
Net income	$15,238	$14,488	$13,977	$57,203	$53,071
Key Ratios
Return on average assets	1.35%	1.29%	1.32%	1.30%	1.28%
Return on average equity	12.77%	12.26%	13.19%	12.44%	12.92%
GAAP efficiency ratio	56.16%	55.67%	57.42%	56.15%	57.98%
Common equity ratio	10.69%	10.43%	10.14%	10.69%	10.14%
Net interest margin (fully-taxable equivalent)	3.12%	3.09%	3.21%	3.15%	3.16%
Non-performing assets to total assets	0.25%	0.30%	0.34%	0.25%	0.34%
Tier 1 leverage capital ratio	9.55%	9.39%	9.53%	9.55%	9.53%
Total risk-based capital ratio	14.44%	13.97%	14.36%	14.44%	14.36%
Per Share Data
Basic earnings per share	$1.00	$0.94	$0.90	$3.70	$3.40
Diluted earnings per share	$0.99	$0.94	$0.89	$3.69	$3.39
Cash dividends declared per share	$0.33	$0.30	$0.30	$1.23	$1.15
Book value per share	$31.26	$30.98	$27.95	$31.26	$27.95
Non-GAAP Measures(1)
Return on average tangible equity	16.26%	15.67%	17.43%	15.99%	17.22%
Efficiency ratio	55.64%	55.32%	56.50%	55.77%	57.71%
Tangible common equity ratio	8.66%	8.44%	8.02%	8.66%	8.02%
Tangible book value per share	$24.77	$24.52	$21.61	$24.77	$21.61

(1)	Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data (unaudited)

(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018
ASSETS
Cash and due from banks	$39,586	$63,620	$52,240
Interest-bearing deposits in other banks (including restricted cash)	36,050	73,912	14,759
Total cash, cash equivalents and restricted cash	75,636	137,532	66,999
Investments:
Available-for-sale securities, at fair value (book value of $913,978, $903,988 and $933,399, respectively)	918,118	913,523	910,692
Held-to-maturity securities, at amortized cost (fair value of $1,359, $1,352 and $1,291, respectively)	1,302	1,303	1,307
Other investments	13,649	11,618	14,679
Total investments	933,069	926,444	926,678
Loans held for sale, at fair value (book value of $11,915, $16,630 and $4,314, respectively)	11,854	16,449	4,403
Loans:
Commercial real estate	1,243,397	1,255,519	1,269,533
Residential real estate	1,070,374	1,061,898	992,866
Commercial(1)	442,701	445,466	415,436
Consumer and home equity	338,551	347,751	348,387
Total loans	3,095,023	3,110,634	3,026,222
Less: allowance for loan losses	(25,171)	(25,688)	(24,712)
Net loans	3,069,852	3,084,946	3,001,510
Goodwill	94,697	94,697	94,697
Other intangible assets	3,525	3,701	4,230
Bank-owned life insurance	92,344	91,729	89,919
Premises and equipment, net	41,836	40,930	42,495
Deferred tax assets	16,823	15,656	23,053
Other assets	89,885	108,231	43,451
Total assets	$4,429,521	$4,520,315	$4,297,435
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$552,590	$573,621	$496,729
Interest checking	1,153,203	1,147,627	1,023,373
Savings and money market	1,119,193	1,105,290	1,137,356
Certificates of deposit	521,752	541,199	443,912
Brokered deposits	191,005	250,226	363,104
Total deposits	3,537,743	3,617,963	3,464,474
Short-term borrowings	268,809	273,454	270,868
Long-term borrowings	10,000	10,000	11,580
Subordinated debentures	59,080	59,005	59,067
Accrued interest and other liabilities	80,474	88,221	55,621
Total liabilities	3,956,106	4,048,643	3,861,610
Shareholders’ equity	473,415	471,672	435,825
Total liabilities and shareholders’ equity	$4,429,521	$4,520,315	$4,297,435

(1)	Includes the HPFC loan portfolio.

Consolidated Statements of Income Data (unaudited)

	For The Three Months Ended
(In thousands, except per share data)	December 31, 2019	September 30, 2019	December 31, 2018
Interest Income
Interest and fees on loans	$35,379	$36,207	$34,532
Taxable interest on investments	4,780	4,794	4,708
Nontaxable interest on investments	758	675	659
Dividend income	160	158	319
Other interest income	475	686	235
Total interest income	41,552	42,520	40,453
Interest Expense
Interest on deposits	7,459	8,963	6,650
Interest on borrowings	961	801	1,357
Interest on subordinated debentures	893	833	859
Total interest expense	9,313	10,597	8,866
Net interest income	32,239	31,923	31,587
Provision for credit losses	214	730	7
Net interest income after provision for credit losses	32,025	31,193	31,580
Non-Interest Income
Debit card income	2,978	2,432	2,839
Service charges on deposit accounts	2,191	1,970	2,145
Mortgage banking income, net	2,175	2,668	1,156
Income from fiduciary services	1,520	1,444	1,347
Brokerage and insurance commissions	683	625	665
Bank-owned life insurance	615	613	607
Customer loan swap fees	247	109	401
Net (loss) gain on sale of securities	(133)	1	(420)
Other income	1,672	877	739
Total non-interest income	11,948	10,739	9,479
Non-Interest Expense
Salaries and employee benefits	14,446	13,604	13,080
Furniture, equipment and data processing	2,770	2,708	2,649
Net occupancy costs	1,784	1,710	1,764
Consulting and professional fees	1,027	892	874
Debit card expense	947	960	841
Regulatory assessments	170	182	490
Amortization of intangible assets	176	177	181
Other real estate owned and collection costs, net	127	251	370
Other expenses	3,367	3,264	3,331
Total non-interest expense	24,814	23,748	23,580
Income before income tax expense	19,159	18,184	17,479
Income tax expense	3,921	3,696	3,502
Net income	$15,238	$14,488	$13,977
Per Share Data
Basic earnings per share	$1.00	$0.94	$0.90
Diluted earnings per share	$0.99	$0.94	$0.89

Consolidated Statements of Income Data (unaudited)

	Year Ended December 31,
(In thousands, except per share data)	2019	2018
Interest Income
Interest and fees on loans	$143,399	$128,546
Taxable interest on investments	19,509	17,727
Nontaxable interest on investments	2,701	2,648
Dividend income	722	1,316
Other interest income	2,187	1,140
Total interest income	168,518	151,377
Interest Expense
Interest on deposits	34,001	20,113
Interest on borrowings	3,621	7,456
Interest on subordinated debentures	3,266	3,415
Total interest expense	40,888	30,984
Net interest income	127,630	120,393
Provision for credit losses	2,861	847
Net interest income after provision for credit losses	124,769	119,546
Non-Interest Income
Debit card income	9,701	9,067
Service charges on deposit accounts	8,393	8,253
Mortgage banking income, net	7,837	5,914
Income from fiduciary services	5,901	5,376
Brokerage and insurance commissions	2,625	2,615
Bank-owned life insurance	2,425	2,430
Customer loan swap fees	1,166	956
Net (loss) gain on sale of securities	(105)	275
Other income	4,170	3,290
Total non-interest income	42,113	38,176
Non-Interest Expense
Salaries and employee benefits	54,489	51,513
Furniture, equipment and data processing	10,881	10,359
Net occupancy costs	7,047	6,876
Consulting and professional fees	3,706	3,752
Debit card expense	3,613	3,180
Regulatory assessments	1,261	1,937
Amortization of intangible assets	705	725
Other real estate owned and collection costs, net	480	935
Other expenses	13,121	12,668
Total non-interest expense	95,303	91,945
Income before income tax expense	71,579	65,777
Income tax expense	14,376	12,706
Net income	$57,203	$53,071
Per Share Data
Basic earnings per share	$3.70	$3.40
Diluted earnings per share	$3.69	$3.39

Quarterly Average Balance and Yield/Rate Analysis (unaudited)

	Average Balance			Yield/Rate
	For the Three Months Ended			For the Three Months Ended
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$79,578	$92,352	$24,620	1.74%	2.24%	1.57%
Investments - taxable	804,587	807,591	830,097	2.52%	2.53%	2.49%
Investments - nontaxable(1)	112,730	98,378	97,192	3.40%	3.47%	3.43%
Loans(2):
Commercial real estate	1,249,961	1,255,417	1,230,791	4.40%	4.56%	4.60%
Residential real estate	1,078,485	1,062,728	973,124	4.38%	4.31%	4.29%
Commercial(1)	403,601	399,689	364,253	4.41%	4.65%	4.50%
Consumer and home equity	345,487	347,405	346,494	5.11%	5.38%	5.36%
HPFC	22,516	25,973	35,163	7.56%	8.40%	7.66%
Municipal(1)	18,469	22,730	17,520	3.66%	3.60%	3.28%
Total loans	3,118,519	3,113,942	2,967,345	4.49%	4.60%	4.60%
Total interest-earning assets	4,115,414	4,112,263	3,919,254	4.02%	4.11%	4.11%
Other assets	349,786	345,618	294,178
Total assets	$4,465,200	$4,457,881	$4,213,432

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$558,677	$540,542	$523,283	—%	—%	—%
Interest checking	1,165,610	1,130,632	995,333	0.79%	0.96%	0.76%
Savings	471,777	474,096	483,651	0.08%	0.08%	0.06%
Money market	642,174	622,219	553,785	1.16%	1.32%	1.07%
Certificates of deposit	533,416	533,110	444,769	1.66%	1.64%	1.26%
Total deposits	3,371,654	3,300,599	3,000,821	0.77%	0.85%	0.65%
Borrowings:
Brokered deposits	187,125	305,019	307,559	2.02%	2.42%	2.28%
Customer repurchase agreements	247,780	234,362	265,675	1.20%	1.26%	1.22%
Subordinated debentures	59,037	58,998	59,048	6.01%	5.60%	5.77%
Other borrowings	44,816	11,273	93,181	1.88%	1.96%	2.29%
Total borrowings	538,758	609,652	725,463	2.07%	2.27%	2.18%
Total funding liabilities	3,910,412	3,910,251	3,726,284	0.94%	1.08%	0.94%
Other liabilities	81,261	78,710	66,805
Shareholders' equity	473,527	468,920	420,343
Total liabilities & shareholders' equity	$4,465,200	$4,457,881	$4,213,432
Net interest rate spread (fully-taxable equivalent)				3.08%	3.03%	3.17%
Net interest margin (fully-taxable equivalent)				3.12%	3.09%	3.21%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(3)				3.09%	3.05%	3.14%
(1) Reported on tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.

(2)	Non-accrual loans and loans held for sale are included in total average loans.
(3) Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the three months ended December 31, 2019, September 30, 2019, and December 31, 2018, totaling $326,000, $409,000 and $686,000, respectively.

Year-to-Date Average Balance and Yield/Rate Analysis (unaudited)

	Average Balance		Yield/Rate
	For the Year Ended		For the Year Ended
(In thousands)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$67,288	$45,155	2.13%	1.62%
Investments - taxable	825,674	829,462	2.54%	2.35%
Investments - nontaxable(1)	99,024	98,128	3.45%	3.42%
Loans(2):
Commercial real estate	1,260,412	1,195,544	4.66%	4.47%
Residential real estate	1,045,668	913,593	4.33%	4.19%
Commercial(1)	390,689	354,508	4.68%	4.50%
Consumer and home equity	346,769	343,292	5.35%	5.08%
HPFC	27,502	39,588	8.05%	7.89%
Municipal(1)	19,181	20,361	3.59%	3.18%
Total loans	3,090,221	2,866,886	4.65%	4.49%
Total interest-earning assets	4,082,207	3,839,631	4.15%	3.97%
Other assets	328,301	295,837
Total assets	$4,410,508	$4,135,468

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$519,078	$488,702	—%	—%
Interest checking	1,123,268	884,710	0.93%	0.55%
Savings	476,860	485,986	0.08%	0.06%
Money market	607,383	515,590	1.24%	0.87%
Certificates of deposit	506,971	467,631	1.57%	1.13%
Total deposits	3,233,560	2,842,619	0.81%	0.52%
Borrowings:
Brokered deposits	316,475	264,711	2.42%	1.98%
Customer repurchase agreements	241,899	248,743	1.25%	1.02%
Subordinated debentures	59,007	58,990	5.54%	5.79%
Other borrowings	29,132	249,544	2.05%	1.97%
Total borrowings	646,513	821,988	2.25%	1.96%
Total funding liabilities	3,880,073	3,664,607	1.05%	0.85%
Other liabilities	70,570	60,106
Shareholders' equity	459,865	410,755
Total liabilities & shareholders' equity	$4,410,508	$4,135,468
Net interest rate spread (fully-taxable equivalent)			3.10%	3.12%
Net interest margin (fully-taxable equivalent)			3.15%	3.16%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(3)			3.11%	3.10%

(1)	Reported on tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.

(2)	Non-accrual loans and loans held for sale are included in total average loans.

(3)
Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the years ended December 31, 2019 and 2018, totaling $1.6 million and $2.3 million, respectively.

Asset Quality Data
(unaudited)
(In thousands)	At or For The Year Ended December 31, 2019	At or For The Nine Months Ended September 30, 2019	At or For The Six Months Ended June 30, 2019	At or For The Three Months Ended March 31, 2019	At or For The Year Ended December 31, 2018
Non-accrual loans:
Residential real estate	$4,096	$5,152	$5,566	$5,415	$5,492
Commercial real estate	1,122	1,156	1,590	975	1,380
Commercial	420	751	785	802	1,279
Consumer and home equity	2,154	2,616	3,039	2,476	1,861
HPFC	364	450	465	485	518
Total non-accrual loans	8,156	10,125	11,445	10,153	10,530
Loans 90 days past due and accruing	—	—	14	14	14
Accruing troubled-debt restructured loans not included above	2,993	3,259	3,511	3,771	3,893
Total non-performing loans	11,149	13,384	14,970	13,938	14,437
Other real estate owned	94	94	130	673	130
Total non-performing assets	$11,243	$13,478	$15,100	$14,611	$14,567
Loans 30-89 days past due:
Residential real estate	$2,227	$1,447	$2,536	$2,265	$4,833
Commercial real estate	1,582	2,242	3,378	2,947	2,130
Commercial	548	1,135	1,400	1,205	169
Consumer and home equity	750	822	907	1,430	1,467
HPFC	243	193	171	187	183
Total loans 30-89 days past due	$5,350	$5,839	$8,392	$8,034	$8,782
Allowance for loan losses at the beginning of the period	$24,712	$24,712	$24,712	$24,712	$24,171
Provision for loan losses	2,862	2,658	1,925	750	845
Charge-offs:
Residential real estate	462	436	25	11	173
Commercial real estate	300	157	65	65	512
Commercial	1,167	636	453	236	736
Consumer and home equity	713	670	64	24	572
HPFC	71	11	—	—	255
Total charge-offs	2,713	1,910	607	336	2,248
Total recoveries	(310)	(228)	(133)	(75)	(1,944)
Net charge-offs	2,403	1,682	474	261	304
Allowance for loan losses at the end of the period	$25,171	$25,688	$26,163	$25,201	$24,712
Components of allowance for credit losses:
Allowance for loan losses	$25,171	$25,688	$26,163	$25,201	$24,712
Liability for unfunded credit commitments	21	11	14	16	22
Allowance for credit losses	$25,192	$25,699	$26,177	$25,217	$24,734
Ratios:
Non-performing loans to total loans	0.36%	0.43%	0.48%	0.46%	0.48%
Non-performing assets to total assets	0.25%	0.30%	0.34%	0.33%	0.34%
Allowance for loan losses to total loans	0.81%	0.83%	0.84%	0.83%	0.82%
Net charge-offs (recoveries) to average loans (annualized)
Quarter-to-date	0.09%	0.16%	0.03%	0.03%	(0.16)%
Year-to-date	0.08%	0.07%	0.03%	0.03%	0.01%
Allowance for loan losses to non-performing loans	225.77%	191.93%	174.77%	180.81%	171.17%
Loans 30-89 days past due to total loans	0.17%	0.19%	0.27%	0.26%	0.29%

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income, as presented	$15,238	$14,488	$13,977	$57,203	$53,071
Add: amortization of intangible assets, net of tax(1)	139	140	143	557	573
Net income, adjusted for amortization of intangible assets	$15,377	$14,628	$14,120	$57,760	$53,644
Average equity, as presented	$473,527	$468,920	$420,343	$459,865	$410,755
Less: average goodwill and other intangible assets	(98,307)	(98,484)	(99,015)	(98,570)	(99,287)
Average tangible equity	$375,220	$370,436	$321,328	$361,295	$311,468
Return on average equity	12.77%	12.26%	13.19%	12.44%	12.92%
Return on average tangible equity	16.26%	15.67%	17.43%	15.99%	17.22%

(1)	Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Non-interest expense, as presented	$24,814	$23,748	$23,580	$95,303	$91,945
Net interest income, as presented	$32,239	$31,923	$31,587	$127,630	$120,393
Add: effect of tax-exempt income(1)	277	264	251	1,029	1,022
Non-interest income, as presented	11,948	10,739	9,479	42,113	38,176
Add: net loss (gain) on sale of securities	133	(1)	420	105	(275)
Adjusted net interest income plus non-interest income	$44,597	$42,925	$41,737	$170,877	$159,316
GAAP efficiency ratio	56.16%	55.67%	57.42%	56.15%	57.98%
Non-GAAP efficiency ratio	55.64%	55.32%	56.50%	55.77%	57.71%
(1) Assumed a 21% tax rate.

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	December 31, 2019	September 30, 2019	December 31, 2018
(In thousands, except number of shares and per share data)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$473,415	$471,672	$435,825
Less: goodwill and other intangible assets	(98,222)	(98,398)	(98,927)
Tangible shareholders' equity	$375,193	$373,274	$336,898
Shares outstanding at period end	15,144,719	15,224,903	15,591,914
Book value per share	$31.26	$30.98	$27.95
Tangible book value per share	$24.77	$24.52	$21.61
Tangible Common Equity Ratio:
Total assets	$4,429,521	$4,520,315	$4,297,435
Less: goodwill and other intangibles	(98,222)	(98,398)	(98,927)
Tangible assets	$4,331,299	$4,421,917	$4,198,508
Common equity ratio	10.69%	10.43%	10.14%
Tangible common equity ratio	8.66%	8.44%	8.02%

Core Deposits:
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018
Total deposits	$3,537,743	$3,617,963	$3,464,474
Less: certificates of deposit	(521,752)	(541,199)	(443,912)
Less: brokered deposits	(191,005)	(250,266)	(363,104)
Core deposits	$2,824,986	$2,826,498	$2,657,458

Average Core Deposits:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Total average deposits	$3,371,654	$3,300,599	$3,000,821	$3,233,560	$2,842,619
Less: certificates of deposit	(533,416)	(533,110)	(444,769)	(506,971)	(467,631)
Average core deposits	$2,838,238	$2,767,489	$2,556,052	$2,726,589	$2,374,988